Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

TUT SYSTEMS, INC.

WOLF ACQUISITION CORP.

AND

COPPER MOUNTAIN NETWORKS, INC.

dated as of

FEBRUARY 11, 2005

TABLE OF CONTENTS

ARTICLE I	DESCRIPTION OF TRANSACTION

1.1	Merger of Merger Sub into Company

1.2	Closing; Effective Time

1.3	Effect of the Merger

1.4	Certificate of Incorporation; Bylaws

1.5	Directors and Officers

1.6	Effect on Capital Stock

1.7	Surrender of Certificates

1.8	Termination of Exchange Fund

1.9	No Further Ownership Rights in Company Common Stock

1.10	Lost, Stolen or Destroyed Certificates

1.11	Tax Consequences

1.12	Withholding Rights

1.13	Taking of Necessary Action; Further Action

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1	Organization, Standing and Power

2.2	Capital Structure

2.3	Authority; No Conflicts

2.4	SEC Documents; Financial Statements

2.5	Absence of Certain Changes

2.6	Absence of Undisclosed Liabilities

2.7	Legal Proceedings

2.8	Receivables; Customers

2.9	Restrictions on Business Activities

2.10	Governmental Authorization

2.11	Title to Property; Sufficiency of Assets; Leasehold

2.12	Proprietary Rights

2.13	Environmental Matters

2.14	Tax Matters

2.15	Employee Benefit Plans

2.16	Interested Party Transactions

2.17	Certain Agreements Affected by the Merger

2.18	Employee Matters

2.19	Insurance

2.20	Compliance With Legal Requirements; Governmental Authorizations

2.21	Vote Required

2.22	Voting Agreements

2.23	Board Approval; State Takeover Statutes

2.24	Brokers’ and Finders’ Fees; Opinion of Financial Adviser

2.25	Customers and Suppliers; Backlog

2.26	No Default

2.27	Full Disclosure

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization, Standing and Power

3.2	Capital Structure

3.3	Authority

3.4	SEC Documents; Financial Statements

3.5	Absence of Undisclosed Liabilities

3.6	Litigation

3.7	Registration Statement; Proxy Statement/Prospectus

3.8	Board Approval

3.9	Broker’s and Finders’ Fees

3.10	Tax Matters

3.11	Parent Owned Shares of Company Common Stock

3.12	Absence of Certain Changes

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business of Company

4.2	No Solicitation

ARTICLE V	ADDITIONAL AGREEMENTS

5.1	Proxy Statement/Prospectus; Registration Statement

5.2	Meeting of Company Stockholders

5.3	Regulatory Approvals

5.4	Consents

5.5	Access to Information

5.6	Confidentiality

5.7	Public Disclosure

5.8	Legal Requirements

5.9	Employee Benefit Plans

5.10	Listing of Additional Shares

5.11	Indemnification

5.12	Certain Taxes

5.13	Stockholder Litigation

5.14	Injunctions or Restraints

5.15	Further Assurances

ARTICLE VI	CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger

6.2	Additional Conditions to Obligations of the Company

6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER

7.1	Termination

7.2	Effect of Termination

7.3	Expenses and Termination Fees

7.4	Amendment

7.5	Extension; Waiver

ARTICLE VIII	GENERAL PROVISIONS

8.1	Non-Survival at Effective Time

8.2	Notices

8.3	Interpretation

8.4	Counterparts

8.5	Entire Agreement; Nonassignability; Parties in Interest

8.6	Severability

8.7	Remedies Cumulative

8.8	Governing Law

8.9	Rules of Construction

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 6.3(b)

EXHIBITS

Exhibit A	-	Defined Terms
Exhibit B	-	Form of Company Voting Agreement
Exhibit C	-	Form of Certificate of Merger
Exhibit D	-	Form of Certificate of Incorporation of the Surviving Corporation

v

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of February 11, 2005, by and among Tut Systems, Inc., a Delaware corporation (“Parent”), Wolf Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Copper Mountain Networks, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.            By virtue of the Merger, the outstanding shares of Company Common Stock, $0.001 par value (“Company Common Stock”), shall be converted into the right to receive shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), at the rate set forth herein.

C.            The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D.            Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements in substantially the form attached hereto as Exhibit B (the “Company Voting Agreements”) to vote the shares of Company Common Stock owned by such persons in favor of adoption of this Agreement and approval of the Merger.

E.             It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub into Company.  At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof or at such other time as the parties hereto agree (the “Closing Date”).  The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as the parties hereto agree.  As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of the filing of such document, or such later time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with Section 103(d) of the DGCL, being the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without revision or impairment, and debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit D hereto.  From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5           Directors and Officers.  From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.

1.6           Effect on Capital Stock.  By virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Company Common Stock.  At the Effective Time, subject to Section 1.6(h), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) shall be automatically converted into the right to receive that number of shares (or a fraction of a share, as the case may be) of Parent Common Stock (the “Exchange Ratio”) equal to the quotient obtained by dividing (i) the quotient obtained by dividing $10,000,000 by $3.944 (the “Average Parent Stock Price”) by (ii) the Diluted Company Shares.

(b)           Cancellation of Company Common Stock Owned by Parent or Company.  At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefor.

(c)           Company Stock Options.  As soon as practicable following the Closing, but effective as of the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) which is outstanding immediately prior to the Effective Time (including, specifically and without limitation, every option outstanding under the Company’s 1996 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, OnPREM 1998 Stock Option Plan, and 2000 Nonstatutory Stock Option Plan (collectively, the “Company Stock Option Plans”) which has not been exercised prior to the Effective Time shall be terminated.  No options or equity compensation plans of Company will continue after the Effective Time or be assumed or continued by Parent or the Surviving Corporation.  Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.6(c).

(d)           Company Restricted Stock Awards.  At the Effective Time, each award of Company Common Stock subject to vesting and forfeiture restrictions (a “Company Stock Award”) granted under the Company Stock Option Plans which, as of the Effective Time, the applicable forfeiture restrictions have not lapsed, shall be assumed by Parent.  Each Company Stock Award shall thereby be converted into a restricted stock award (an “Assumed Parent Award”) for the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable pursuant to the Company Stock Award (whether or not vested) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.  Except for the foregoing adjustment, all the terms and conditions in effect for each Assumed Parent Award immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement.  Company and Parent shall take all action that may be necessary (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6(d).

(e)           Company Warrants.  At the Effective Time, each of the Company’s warrants that is then outstanding shall be assumed by Parent in accordance with its respective terms.  All rights with respect to Company Common Stock under such warrants shall thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time, (i) each warrant of the Company may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such assumed warrant shall be equal to the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (iv) the term, exercisability and other provisions of such Warrant shall otherwise remain unchanged.

(f)            Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent.  Each stock certificate of Merger Sub evidencing ownership of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)           Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as was contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

(h)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Parent Stock Price.

1.7           Surrender of Certificates.

(a)           Exchange Agent.  Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)           Parent to Provide Common Stock and Cash.  Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of the Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(h).

(c)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates or shares held electronically through a broker-dealer (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of the Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares).  Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Parent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled and the holder of such Company Certificate shall be sent in exchange therefor a certificate or certificates or electronic equivalent (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6(a) and cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(h).  Until so surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time to represent only the right to receive the merger consideration contemplated by Section 1.6(a) upon surrender of such Company Certificate.  Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this ARTICLE I.

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock which the holder thereof has the right to receive until the holder of record of such Company Certificate shall surrender such Company Certificate.  Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Common Stock certificates issued in exchange therefor, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

(e)           Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)            No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8           Termination of Exchange Fund.  Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this ARTICLE I within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

1.9           No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this ARTICLE I.

1.10         Lost, Stolen or Destroyed Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

1.11         Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.12         Withholding Rights.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code or any provision of United States federal, state, local, or foreign national, provincial, local or other Tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.13         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, as long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE II are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”).  The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to or cross-referenced in the Company Disclosure Schedule.  For purposes of this ARTICLE II, documents filed by the Company in full without redaction on the website of the United States Securities and Exchange Commission (“SEC”) through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or made accessible via the Company’s website (www.coppermountain.com) shall be deemed delivered to Parent.

2.1           Organization, Standing and Power.

(a)           The Acquired Corporations are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted and as presently proposed to be conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts.  Each of the Acquired Corporations is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.  The Company’s Subsidiaries are the only entities in which the Company has any equity ownership interest.

(b)           Section 2.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders.  The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each such Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation, or Bylaws of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (excluding the Subsidiaries and securities in publicly traded companies held for passive investment and comprising less than one percent (1%) of the outstanding stock of such company).

(c)           The Company has delivered to Parent copies of the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, “Organizational Documents”) of each of the Acquired Corporations.  None of the Acquired Corporations is in violation of any of the provisions of its respective Company Organizational Documents.

(d)           The Company has delivered to Parent copies of the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

2.2           Capital Structure.  The authorized capital stock of the Company consists of Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on February 10, 2005, Seven Million Eight Hundred Thirty-Three Thousand Eight Hundred Fifty One (7,833,851) shares, and Five Million (5,000,000) shares of Preferred Stock $0.001 par value.  As of the close of business on February 10, 2005 there were no shares of Preferred Stock issued and outstanding.  No shares of Company Common Stock are held in treasury of the Company or by its Subsidiaries.  There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 1, 2005, except upon the exercise of options outstanding as of such date under the Company Stock Option Plans (as defined in Section 1.6(c)).  No individual is currently participating in, or has the right to exercise any purchase right under, the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) and consequently the Company has no obligations of any sort pursuant to such Company ESPP.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances, other than any liens, charges, claims, encumbrances or rights of others, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  As of the close of business on February 10, 2005, the Company had reserved Three Million Two Hundred Ninety Two Thousand Five Hundred Ninety Four (3,292,594) shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which Two Million Sixteen Thousand Seven Hundred Seventy Three (2,016,773) shares had been issued pursuant to option exercises or direct stock purchases, Nine Hundred Seventy Seven Thousand Two Hundred Eleven (977,211) shares were subject to outstanding, unexercised options, no shares were subject to outstanding stock purchase rights, and Two Hundred Ninety Eight Thousand Six Hundred Ten (298,610) shares were available for issuance thereunder.  Between December 31, 2004 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP.  Except for (i) the rights created pursuant to this Agreement and the Company Stock Option Plans, (ii) warrants to acquire 312,500 shares of Common Stock issued by the Company in March 2004 as part of a private financing (the “PIPE Warrants”) and (iii) the Company’s rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (other than those granting the Company the right to purchase unvested shares upon employment or service termination, and the Voting Agreements) (i) between or among the Company and any of its stockholders and (ii) to the Company’s Knowledge, between or among any of the Company’s stockholders.  The terms of the Company Stock Option Plans permit the termination of such options if not so assumed by the Parent as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise; provided, that the Company must provide prior notice of termination to optionholders under the OnPREM 1998 Stock Option Plan.  True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP (and true and complete copies of all such agreements and instruments which differ in any material respect from any of such forms) have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented since being provided to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.  The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act of 1933, as amended (the “Securities Act”), or were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

2.3           Authority; No Conflicts.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Company Voting Agreements, the “Contemplated Transactions”).  The execution and delivery of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”) as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL).  The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the Adoption of this Agreement in accordance with the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)           Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the

Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

(c)           No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Acquired Corporations in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a Certificate of Merger as required by the DGCL as provided in Section 1.2, (B) the filing of the Proxy Statement, (C) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (D) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (E) the filing of a Current Report on Form 8-K with the SEC, and (F) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect the Acquired Corporations in any material respect.

2.4           SEC Documents; Financial Statements.

(a)           The Company has on a timely basis filed all forms, statements, reports and documents required to be filed by it with the SEC and The Nasdaq Stock Market since December 31, 2003, and the Company has delivered to Parent copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement: (i) the Company’s Annual Report on Form 10-K for the fiscal year of the Company ending on December 31, 2003; (ii) its Quarterly Reports on Form 10-Q for each of the first three (3) fiscal quarters of 2004; (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since January 1, 2003; (iv) its Current Reports on Form 8-K filed (or furnished) since January 1, 2003; (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 2.4) filed by the Company with the SEC since January 1, 2003 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Documents” and, to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Company SEC Documents”); (vi) all certifications and statements required by (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”); and (vii) all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC (or, if amended by a filing prior to the Effective Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Acquired Corporations that is required to be disclosed by the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing rules of the NASDAQ National Market and has not received any notice from the NASDAQ National Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement.

(b)           The financial statements and notes contained or incorporated by reference in the Filed Company SEC Documents (the “Company Financial Statements”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles (“GAAP”) and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Documents (the consolidated balance sheet included in such Annual Report is the “Balance Sheet”)).  The financial statements referred to in this Section 2.4(b) reflect the consistent application of such accounting principles throughout the periods presented, except as disclosed in the notes to such financial statements.  There has been no change in Company accounting policies since December 31, 2003.  No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.  The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance (i) that receipts and expenditures are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) that records are maintained that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations, and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Acquired Corporations’ assets that could have a material effect on the financial statements.  The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.  The Company has no Off-Balance Sheet Arrangements.

2.5           Absence of Certain Changes.  Except as set forth in Section 2.5 of the Company Disclosure Schedule or as described in the Company SEC Documents, since September 30, 2004 (the “Company Balance Sheet Date”), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by the Company or any of its Subsidiaries under, any material contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of the Company, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s past practices.  Except as set forth in Section 2.5 of the Company Disclosure Schedule or as described in the Filed Company SEC Documents, the Company has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i)

through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the Contemplated Transactions).

2.6           Absence of Undisclosed Liabilities.  Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Acquired Corporations have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, choate or inchoate, absolute, accrued or otherwise) other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date which are consistent with past practice and which could not reasonably be expected to have a Company Material Adverse Effect; and (iii) those incurred in connection with this Agreement and the Contemplated Transactions.

2.7           Legal Proceedings.

(a)           Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)           To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

2.8           Receivables.

(a)           All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b)           Section 2.8(b) of the Company Disclosure Schedule lists every customer or other Person from whom each Acquired Corporation expects to receive more than $5,000 in revenues for the provision of services by any of the Acquired Corporations during the present fiscal quarter and the next two fiscal quarters.

2.9           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, any contemplated acquisition of property by the Company or any of its Subsidiaries or the conduct by the Company or any of its Subsidiaries or the Surviving Corporation of its business as currently conducted or as currently proposed to be conducted.

2.10         Governmental Authorization.  The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

2.11         Title to Property; Sufficiency of Assets; Leasehold.

(a)           The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Documents as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (A) statutory Encumbrances securing payments not yet due, (B) Encumbrances for taxes not yet due and payable, and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Company Material Adverse Effect, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Filed Company SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms, or have otherwise been terminated as described in the Company Disclosure Schedule) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Company Material Adverse Effect.

(b)           All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any material interest in real property.  Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ real property leases.  No lease relating to a foreign parcel contains any extraordinary payment obligation.

2.12         Proprietary Rights.

(a)           Section 2.12(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i)            Section 2.12(a)(i) of the Company Disclosure Schedule lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii)           Section 2.12(a)(ii) of the Company Disclosure Schedule lists all of the Trademarks that are the subject of registrations or applications for registration that are owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which such registrations were issued or such applications were filed.

(iii)          Section 2.12(a)(iii) of the Company Disclosure Schedule lists all of the Copyrights that are the subject of registrations or applications for registration that are owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

(iv)          Section 2.12(a)(iv) of the Company Disclosure Schedule lists all of the Patents, Copyrights and Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (except those licensed to an Acquired Corporation under a license disclosed in Section 2.12(c)(ii) of the Company Disclosure Schedule or otherwise not required to be disclosed by Section 2.12(c)(ii)).

(b)           The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Section 2.12(a)(i), Section 2.12(a)(ii) and Section 2.12(a)(iii) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) Encumbrances for taxes not yet due and payable, and (ii) minor Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations.  The Acquired Corporations have a valid right to use, license and otherwise exploit any other Proprietary Rights that are currently necessary to or used by the Acquired Corporations and all Trade Secrets currently used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use).  The Acquired Corporation Proprietary Rights identified in Section 2.12(a), together with the other Proprietary Rights necessary to or used by the Acquired Corporations and described by the immediately preceding sentence, constitute (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted on the date of this Agreement and (B) all Proprietary Rights necessary or appropriate to reproduce, distribute, make, use, offer for sale, sell or import the Acquired Corporation Product(s).

(c)           Section 2.12(c) of the Company Disclosure Schedule lists the following oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product, other than the understandings contemplated by Section 5.17:

(i)            Section 2.12(c)(i) of the Company Disclosure Schedule lists all agreements and arrangements described in clauses (A) through (I) below that are effective as of the date of this Agreement or which affect an Acquired Corporation’s rights with respect to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product: (A) any

agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, in any such case, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Corporations grants any ownership right to any Acquired Corporations Proprietary Rights owned by any of the Acquired Corporations; (E) any agreement under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $50,000 with respect to an Acquired Corporation Proprietary Right or the sale, distribution or other commercial exploitation of any current or proposed Acquired Corporation Product; (F) any agreement under which any Acquired Corporation grants an option relating to any Acquired Corporation Proprietary Rights; (G) any agreement under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporations Products; (H) any agreement pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, bill of materials, design or manufacturing information, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code, bill of materials, design or manufacturing information; and (I) any agreement or other arrangement limiting any of the Acquired Corporations’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof);

(ii)           Section 2.12(c)(ii) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements to which Acquired Corporations is a party and pursuant to which the Acquired Corporations are authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by any of the Acquired Corporations in the ordinary course of business.  Except as set forth in Section 2.12(c)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights;

(iii)          Except as set forth in Section 2.12(c)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained in standard sales or license agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel;

(iv)          Section 2.12(c)(iv) of the Company Disclosure Schedule lists each Acquired Corporation Product that contains any software that may be subject to an open source or general public license, a description of such Acquired Corporation Product and the open source or general public license applicable to such Acquired Corporation Product.  Except as set forth in Section 2.12(c)(iv) of the Company Disclosure Schedule, none of the Acquired

Corporations Products contains any software that may be subject to an open source or general public license; and

(v)           There are no outstanding obligations other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights (or any tangible embodiment thereof).

(d)           Except as set forth in Section 2.12(d) of the Company Disclosure Schedule or as provided in Section 5.17 :

(i)            None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest any Acquired Corporation Proprietary Rights with any other Person.  No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Acquired Corporations.

(ii)           No Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, or any contract, agreement, license or any other arrangement under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or restricts in any respect the use, transfer, delivery or licensing by Acquired Corporations of the Acquired Corporations Proprietary Rights or Acquired Corporations Products;

(iii)          None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporations Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Product by any of the Acquired Corporations, or which may affect the validity, use or enforceability of any Acquired Corporations Proprietary Rights;

(iv)          To the Knowledge of the Company, no Acquired Corporation Proprietary Rights have been infringed or misappropriated by any Person.  To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(e)           Except as set forth in Section 2.12(e) of the Company Disclosure Schedule:

(i)            all Patents owned by any of the Acquired Corporations have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii)           (A) all Patents owned by any of the Acquired Corporations disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference been declared or provoked relating to any such Patents, (D) all Issued Patents owned by any of the Acquired Corporations are, to the Knowledge of the Company, valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents owned by any of the Acquired Corporations;

(iii)          to the Knowledge of the Company, there is no material fact with respect to any Patent Application owned by any of the Acquired Corporations that would (i) preclude the issuance of a Patent based upon such Patent Application (with valid claims no less broad in scope than the claims as currently pending in such Patent Application), (ii) render any Issued Patent issuing based upon such Patent Application invalid or unenforceable, or (iii) cause the claims included in such Patent Application to be narrowed; and

(iv)          No Person has asserted or threatened a claim, nor, to the Knowledge of the Company, are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes or misappropriates any third party Proprietary Rights.

(f)            The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which Acquired Corporations has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets.  Without limiting the generality of the foregoing, except as set forth in Section 2.12(f) of the Company Disclosure Schedule:

(i)            All current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent;

(ii)           All current and former consultants and independent contractors to any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.  No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights;

(iii)          Except as disclosed as required under Section 2.12(c)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source

Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

(g)           Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

2.13         Environmental Matters.  Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.14         Tax Matters.

(a)           The Company and each of its Subsidiaries have prepared and timely filed all federal income Tax Returns and all other Tax Returns required to be filed by it, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.  All Taxes shown as due and owing on any such Tax Return have been paid when due.  The Company and each of its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Internal Revenue Code (or any predecessor provision or comparable provision of state, local or foreign law).

(b)           The Company and each of its Subsidiaries, as of the Closing Date will have properly and timely withheld and remitted to the proper Tax Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.

(c)           Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet, and as of the Closing Date will not have any of such liabilities not accrued for or reserved in the Company Balance Sheet in accordance with GAAP.

(d)           There is no Tax deficiency outstanding or assessed or proposed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Financial Statements and Company Balance Sheet, nor has the Company or any of its Subsidiaries executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)           Neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement or similar arrangement with any other party, and neither the Company nor any of its Subsidiaries has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f)            Except as set forth in Section 2.14(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries’ Tax Returns have ever been audited by a government or Tax Authority, no such audit is in process or pending, and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.

(g)           Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group the common parent of which was the Company.

(h)           The Company and each of its Subsidiaries has made available to Parent correct and complete copies of all Tax Returns filed for all periods for the past three (3) tax years.

(i)            Neither the Company nor any of its Subsidiaries has ever filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Company or any of its Subsidiaries.

(j)            Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible as an expense by the Company or any of its Subsidiaries pursuant to Sections 280G, 404, or 162(m) of the Internal Revenue Code or by similar applicable Law.

(k)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Closing.

(l)            Neither the Company nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Section 481 of the Internal Revenue Code or corresponding provision of state, local or foreign law by reason of any change in accounting method.

(m)          All of the assets for which the Company or its Subsidiaries claim depreciation deductions for Tax purposes are considered owned by the Company or its Subsidiaries and are depreciable for Tax purposes.

(n)           The Company and each of its Subsidiaries has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Internal Revenue Code and the regulations thereunder where a failure to so qualify could have a Company Material Adverse Effect.

(o)           Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(p)           There are (and immediately following the Closing there will be) no liens or Encumbrances on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes in a material amount, other than liens for Taxes not yet due and payable.

(q)           Neither the Company nor any of its Subsidiaries has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign).

(r)            No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries.

(s)           Neither the Company nor any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(t)            Other than the cashing-out of fractional shares in connection with a reverse stock split previously effectuated by the Company, the Company has not distributed any cash to any Stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption.

(u)           Neither the Company nor any of its Subsidiaries’ Tax Returns have ever been subject to a Internal Revenue Code Section 482 adjustment or corresponding provision of state, local or foreign Law.

(v)           No claim has been made by a Tax Authority (domestic or foreign) in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns to the effect that the Company or its Subsidiaries may be subject to Tax by that jurisdiction.

(w)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) ”closing agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (B) intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law).

(x)            Neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2.15         Employee Benefit Plans.

(a)           Section 2.15(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any such employee benefit plan that has been adopted, maintained, contributed to, or required to be contributed to by the Company or any Subsidiary, whether formally or informally, for the benefit of employees outside the United States; (iii) each loan to employees, officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees; and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the “Company Employee Plans”).

(b)           The Company has provided to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Code, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired or (iv) if the Company Employee Plan is a prototype or volume submitter plan document that has been pre-approved by the Internal Revenue Service, has received evidence of such pre-approval.  The Company has also furnished Parent with the most recent Internal Revenue Service determination, opinion, advisory, or notification letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Internal Revenue Code Section 401(a).  Company has also provided to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c)           (i)  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company and each Subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Internal Revenue Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA or applicable foreign law as an employee pension plan within the meaning of Section 3(2) of ERISA, an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or an employee compensation, pension, welfare, or other benefit plan under applicable foreign law, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Company Material Adverse Effect.  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan subject to ERISA as an employee pension plan within the meaning of Section 3(2) of ERISA if any partial termination could be deemed to have occurred, the Company has, or will require as of the Closing Date, that the accounts of all the affected participant’s under such Company Employee Plan will be deemed one hundred percent vested as of the date of such partial termination.

(d)           With respect to each Company Employee Plan, the Company and each of its United States Subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)           Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as may be required by Section 5.9 of this Agreement.  Without limiting the generality of the foregoing, except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement, without more, does not constitute a change in or of control or a termination or constructive termination of employment within the meaning of any severance or option plan or agreement to which the Company or any of its Subsidiaries is a party.

(f)            There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company’s financial statements.

(g)           The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

(h)           Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i)            There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which Company or any of its subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 2.15(i) of the Company Disclosure Schedule lists all persons who Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(j)            Each compensation and benefit plan adopted, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries by the law or applicable custom or rule of a jurisdiction outside of the United States (the “Foreign Plans”) is listed in Section 2.15(j) of the Company Disclosure Schedule.  In regards to each such Foreign Plan (i) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law, custom and rule of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (ii) the Company and each of its Subsidiaries have complied in all material respects with all applicable reporting and notice requirements, and each of the Foreign Plans has obtained from the Governmental Body having jurisdiction with respect to such plan all required determinations, if any, that such Foreign Plan is in compliance with the laws, customs and rules of the relevant jurisdiction if such determination is required in order to give effect to such Foreign Plan; and (iii) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations.

2.16         Interested Party Transactions.  Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.17         Certain Agreements Affected by the Merger.  At the Closing, except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:  (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any, current or former, director or employee or service provider of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable by the Company or its Subsidiaries; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.18         Employee Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to employees of the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to such persons.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries.  There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Body pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any of its Subsidiaries have any pending contract grievances under any collective bargaining agreements, other administrative charges, claims, grievances or lawsuits before any Governmental Body or arbiter or arbitrator arising under any laws govern employment and, to the Knowledge of the Company and its Subsidiaries, there exist no facts that could reasonably be expected to give rise to such a claim.

(b)           To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.  To the Knowledge of the Company, all employee terminations conducted or proposed to be conducted by the Company have been made in compliance in all material respects with applicable law.  To the Knowledge of the Company, the Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing.  The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability.  Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.  There are no material controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(c)           To the Company’s Knowledge, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries, or to the use of trade secrets or proprietary information of others.  As of the date of this Agreement, no employees of the Company or any of its Subsidiaries material to the conduct of their respective businesses have given oral or written notice to the Company that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(d)           The Company and its Subsidiaries have provided to Parent a list of the names, positions, rates and elements of compensation for all officers, directors, employees, advisory board members and consultants of the Company and its Subsidiaries who are currently receiving compensation or other benefits or remuneration from the Company and its Subsidiaries, showing each such person’s name, positions, annual remuneration, bonuses and benefits for the current fiscal year and the most recently completed fiscal year.

(e)           With respect to any persons currently or formerly employed by the Company or any of its Subsidiaries, (i) to the Knowledge of the Company, the Company and the Company’s Subsidiaries have not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company and the Company’s Subsidiaries, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries, before any Governmental Body nor, to the Knowledge of the Company and its Subsidiaries, does any basis therefor exist.

(f)            To the Knowledge of the Company, the Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Section 1101 et seq. and its implementing regulations.

(g)           The Company and its Subsidiaries have provided their employees with timely notices which were required to be given to employees under, or otherwise complied with, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder (“WARN”) or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by or relating to the Merger or otherwise.

(h)           Section 2.18(h) of the Company Disclosure Schedule lists all employees of the Company or its Subsidiaries whose principal work location for the Company or its Subsidiaries is not in the United States of America, showing each such person’s name, title (if applicable), city/country of employment, citizenship, manager’s name and work location.

2.19         Insurance.  The Company has delivered to Parent a list of all of the Company’s insurance policies as of the date hereof.  The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20         Compliance With Legal Requirements; Governmental Authorizations.  The Acquired Corporations are, and at all times since January 1, 2002 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature.  None of the Acquired Corporations has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (y) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (z) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except, in either such case, for any such violations, failures, or obligations which could not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)           the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)           the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)           there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;

(d)           there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)           no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained without material cost and without undue delay.

2.21         Vote Required.  The Required Company Stockholder Vote is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement.

2.22         Voting Agreements.  All of the persons listed on Section 2.22 of the Company Disclosure Schedule have signed and delivered a Company Voting Agreement, and such Company Voting Agreement is in full force and effect.

2.23         Board Approval; State Takeover Statutes.  The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the consummation of the Merger. Assuming the accuracy of Parent’s representation set forth in Section 3.10 of this Agreement, the Board of Directors’ approval of this Agreement and the Merger is sufficient to render inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement, the restrictions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, or the transactions contemplated by this Agreement.

2.24         Brokers’ and Finders’ Fees; Opinion of Financial Adviser.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as specified in the Raymond James Letter.  The Company has been advised by its financial advisor, Raymond James & Associates, Inc., that in such advisor’s opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

2.25         Suppliers; Backlog.  As of the date hereof, no material supplier of the Company has indicated in writing, or to the Knowledge of the Company, otherwise that it will stop, or decrease the rate of, supplying materials, products or services to the Company.  All orders contained in Backlog are under terms and conditions that have been mutually agreed upon by the Company and the customer, and the Company has received no notice that any such customer intends to cancel its order, nor does the Company have a substantial basis to believe any such cancellation is likely.

2.26         No Default.  Neither the Company nor any of its Subsidiaries is, and has not received written, or to the Knowledge of the Company, other notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Company Material Adverse Effect.

2.27         Full Disclosure.

(a)           This Agreement (including the Company Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

(b)           None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE III are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”).  The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule.  For purposes of this ARTICLE III, documents filed by Parent in full without redaction on the SEC website through EDGAR or made accessible via Parent’s website (www.tutsystems.com) shall be deemed delivered to Company.

3.1           Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  None of Parent’s Subsidiaries is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act.

3.2           Capital Structure.

(a)           The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on January 31, 2005, Twenty Five Million One Hundred Eighty-one Thousand Six Hundred and Ten (25,181,610) shares, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value, of which one hundred thousand (100,000) shares have been designated as Series A Participating Preferred Stock.  As of the date of this Agreement, there are no shares of Preferred Stock issued and outstanding.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

(b)           The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, $0.001 par value, of which one thousand (1,000) shares were issued and outstanding as of the date hereof.  All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid, and non-assessable, and free of any liens or encumbrances imposed by Parent or Merger Sub.

3.3           Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger provided in Section 1.2; (ii) the filing with the SEC of the Registration Statement; (iii)  the filing of a Schedule 13D with the SEC with respect to the Voting Agreements; (iv) the filing of a Form 8-K and Schedule 13D with the SEC within four business days after the Closing Date; (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vi) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger; (vii)

filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.4           SEC Documents; Financial Statements.  Parent has delivered or made available to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since January 1, 2003, and, prior to the Effective Time, Parent will have delivered to the Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”).  Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq Stock Market since January 1, 2003.  In addition, Parent has made available to the Company true and complete copies of all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company true and complete copies of all exhibits to any additional Parent SEC Documents filed prior to the Effective Time.  All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q).  The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments none of which individually, or in the aggregate, are material).  There has been no material change in Parent accounting policies since December 31, 2003.

3.5           Absence of Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Form 10-K for the period ended December 31, 2004 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business since December 31, 2004, which are consistent with past practice and which could not reasonably be expected to have a Parent Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

3.6           Litigation.  There is no litigation, arbitration or investigation pending against Parent or any of its Subsidiaries before any Governmental Body, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or to materially and adversely affect the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement.  There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

3.7           Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the Company’s stockholders, and at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.  If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company.  Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company or any third party which is contained in any of the foregoing documents.

3.8           Board Approval.  The Boards of Directors of Parent and Merger Sub, as the case may be, have (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger.  The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger.  No vote of Parent’s stockholders is necessary to effectuate the Contemplated Transactions.

3.9           Broker’s and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.10         Tax Matters.

(a)           Except as disclosed on Schedule 3.10(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes shown as due and owing on any such Tax Return.  Except as disclosed on Schedule 3.10(a) of the Parent Disclosure Schedule (i) there are no past or, to the Knowledge of Parent, pending audits or examinations or proposed audits or examinations of any tax returns filed by Parent or by any Subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent or applicable Subsidiary is maintaining reserves to the extent currently required unless the failure to do so does not have a Parent Material Adverse Effect, and (iii) neither Parent nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any Subsidiary may be liable, which are currently in effect.

(b)           Except as set forth on Schedule 3.10(b)of the Parent Disclosure Schedule, neither Parent nor any Subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among Parent, its Subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

(c)           Neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

3.11         Parent Owned Shares of Company Common Stock.  Neither Parent, Merger Sub or their respective Subsidiaries own any shares of Company Common Stock.

3.12         Absence of Certain Changes. Except as set forth in Section 3.12 of the Parent Disclosure Schedule, since December 31, 2004 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its Subsidiaries’ assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (e) any entering into by Parent or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by Parent or any of its Subsidiaries under, any material contract or agreement to which Parent or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of Parent, by any other party thereto); (f) any amendment or change to the Certificate of Incorporation or Bylaws; or (g) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Except as set forth in Section 3.12 of the Parent Disclosure Schedule, Parent has not agreed since December 31, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (a) through (g) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with the Company and its representatives regarding the Contemplated Transactions).

3.13         Governmental Authorization.  Parent and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (a) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of Parent’s or any of its Subsidiaries’ business or the holding of any such interest ((a) and (b) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations could not reasonably be expected to have a Parent Material Adverse Effect.

3.14         Title to Property.  Except as reflected in the Parent’s financial statements included in the Parent SEC Documents, each of Parent and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the Knowledge of Parent, all leases pursuant to which Parent or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

3.15         Proprietary Rights.  To Parent’s Knowledge: (a) none of Parent’s Proprietary Rights infringe upon the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity; (b) Parent has sufficient right, title and interest in and to all Proprietary Rights that are required for Parent to conduct its business as it presently being conducted; (c) there is no threatened litigation regarding Parent’s Proprietary Rights; and (d) no former employee of Parent or any of its Subsidiaries is infringing upon or has misappropriated Parent’s Proprietary Rights.

3.16         Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is indebted to any director, officer or employee of Parent or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S–K under the Securities Act and the Exchange Act.

3.17         No Default.  Neither Parent nor any of its Subsidiaries is, and has not received written, or to the Knowledge of Parent, notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to Parent or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which Parent or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Parent Material Adverse Effect.

3.18         Full Disclosure.  This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate of Merger will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company agrees (except to the extent expressly contemplated by this Agreement), to carry on the business of the Acquired Corporations in the ordinary course and in substantially the same manner as conducted since September 30, 2004, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and, except as otherwise limited by the terms and conditions of this Agreement, to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries’ present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries’ present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries’ business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

(a)           Charter Documents.  cause or permit any amendments to the Organizational Documents;

(b)           Dividends; Changes in Capital Stock.  declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

(c)           Stock Option Plans, Etc.  take any action to accelerate, amend or change the period of exercisability or vesting except in accordance with commitments in effect as of the date of this Agreement, or waive any repurchase rights except as the repurchase may be limited by Section 4.1(e), in respect of options or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock;

(d)           Material Contracts.  enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate or which are otherwise material to the Company and its Subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided, that the Company may enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of such foregoing amounts, if such contract or commitment is for the manufacture of the Company’s products to be delivered under binding purchase orders, as long as such contract or commitment is consistent with, or more favorable to the Company than, past practice.  Notwithstanding the foregoing, at any time from the date of this Agreement through the Effective Time, Parent shall consider any waivers of the restrictions set forth above requested by the Company and will approve each such waiver promptly in writing so long as there is not a bona fide and commercially reasonable basis for Parent’s rejection of such request.  If Parent fails to respond to any waiver request hereunder within three business days after such request is made by the Company, then Parent shall, automatically and without further action by any person or party, be deemed to have consented fully and agreed to such request in all respects;

(e)           Issuance of Securities.  issue, deliver, encumber or sell, or authorize or propose the issuance, delivery, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, and (ii) the repurchase of Company Common Stock at a price per share less than $1.25 from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service;

(f)            Intellectual Property.  transfer or license to any person or entity any of its Proprietary Rights other than the license of non-exclusive rights to its Proprietary Rights and the transfer and license contemplated by Section 5.17, in each case in the ordinary course of business consistent with past practice;

(g)           Exclusive Rights.  enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)           Dispositions.  except as permitted pursuant to Section 4.1(f) above, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole;

(i)            Indebtedness.  incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)            Leases.  enter into any operating leases obligating the Company or any of its Subsidiaries, unless the lease replaces another lease having a greater gross lease obligation;

(k)           Payment of Obligations.  pay, discharge or satisfy in an amount in excess of twenty five thousand dollars ($25,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the Transaction Expenses or the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l)            Capital Expenditures.  make any capital expenditures, capital additions or capital improvements;

(m)          Insurance.  materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

(n)           Termination or Waiver.  change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Acquired Corporations, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any Legal Proceedings;

(o)           Employee Benefit Plans; Pay Increases.  adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors except in accordance with commitments in effect as of the date of this Agreement, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any Company Employee Plan that may be required by applicable law.

(p)           Labor Agreements.  enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement.

(q)           Severance Arrangements.  grant or award any severance or termination pay except in accordance with commitments in effect on the date of this Agreement, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person except in accordance with commitments in effect as of the date of this Agreement, each of which is set forth in Section 2.15(e) of the Company Disclosure Schedule;

(r)            Legal Proceeding.  commence a Legal Proceeding other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) any legal proceeding against Parent or any of its Subsidiaries;

(s)           Acquisitions.  acquire or agree to acquire any business, corporation, limited liability company, partnership, association, entity, or other business organization or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of or interests in any corporation, partnership, limited liability company, association, entity, or business organization, or enter into any relationships or alliances;

(t)            Taxes.  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u)           Revaluation.  write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice and/or as required by GAAP;

(v)           Accounting Policies and Procedures.  make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

(w)          Other.  take or agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(v).

4.2           No Solicitation.

(a)           The Company shall not directly or indirectly, and shall use its best efforts to assure that its Representatives do not on its behalf, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal,

(iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions in effect between the Company and Parent, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

(b)           The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that the Company’s board of directors reasonably believe might lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)           The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)           The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Proxy Statement/Prospectus; Registration Statement.

(a)           As promptly as practicable after the date of this Agreement, and in any event not later than fourteen (14) days after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger.  Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Proxy Statement.  Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  Each of the Parent and the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  All documents that either Parent or the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Each of Parent and the Company shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the Form S-4 Registration Statement or Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective.

(b)           If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Proxy Statement, it shall promptly inform the other Party.

(c)           Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto.

(d)           Prior to the Effective Time, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under the securities or blue sky laws of such jurisdictions as may be required; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

(e)           Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other and with the other’s counsel and auditors in the preparation of the Proxy Statement and the Registration Statement.

5.2           Meeting of Company Stockholders.

(a)           The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock for the purpose of voting on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting.  The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           Subject to Section 5.2(c):  (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:  (i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days’ prior notice of any meeting of the Company’s board of directors (or presentation to the directors of a proposed unanimous written consent) at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company’s board of directors determines in good faith (supported by a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the Company Board Recommendation would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law; and (v) neither the Company, nor the other Acquired Corporations, nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.2.

5.3           Regulatory Approvals.

(a)           Subject to Sections 5.3(c) and 5.3(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, but subject to Sections 5.3(c) and 5.3(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)           Without limiting the generality of Section 5.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under any applicable Antitrust Laws or regulations in connection with the Merger.  The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters.  Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger.  Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the any Antitrust Law.  Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c)           At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

5.4           Consents.  The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

5.5           Access to Information.

(a)           Each Party (the “Disclosing Party”) shall afford the other party (the “Receiving Party”) and its Representatives with reasonable access during normal business hours during the Pre-Closing Period to (i) all of the Disclosing Party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Disclosing Party and its Subsidiaries as Receiving Party may reasonably request.  The Disclosing Party agrees to provide to the Receiving Party and its Representatives copies of internal financial statements promptly upon request.

(b)           The Disclosing Party shall provide the Receiving Party and its Representatives with reasonable access, during normal business hours during the Pre-Closing Period, to all of the Disclosing Party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the Receiving Party:  (i) a schedule of the types of Tax Returns being filed by the Disclosing Party and each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by the Disclosing Party and each of its Subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which the Disclosing Party or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.  The Disclosing Party shall also, promptly upon the Receiving Party’s request during the Pre-Closing Period, prepare and provide the following information to the Receiving Party and its Representatives in a form reasonably acceptable to the Receiving Party:  (i) such transfer-pricing information, studies and documentation as may be requested by the Receiving Party relating to transactions between the Disclosing Party and any of its Subsidiaries (and any other related parties); (ii) such information, studies and documentation relating to the amount and use of net operating losses and Tax credits by the Disclosing Party and its Subsidiaries as may be requested by the Receiving Party and (iii) such records and information as may be requested by the Receiving Party substantiating any Tax credits claimed or to be claimed by the Disclosing Party and any of its Subsidiaries.

(c)           No information or knowledge obtained in any investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.6           Confidentiality.

(a)           The parties acknowledge that the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time.

(b)           The Company shall keep confidential all information and knowledge concerning Parent obtained from Parent or any of its advisers in the course of the negotiations relating to this Agreement or the consideration by the Company of a possible transaction with the Parent, or the effectuation of the Contemplated Transactions, including all notes, analyses, compilations, studies, interpretations, or other documents prepared by the Company which contain, reflect or are based upon, in whole or in part, the information furnished to the Company (the “Parent Confidential Information”); provided, however, that the foregoing shall not apply to information or knowledge which (i) the Company can demonstrate was already lawfully in its possession prior to the disclosure thereof by Parent, (ii) has been approved in writing for use or disclosure by Parent, (iii) is or becomes generally known to the public and does not become so known through any violation of law or this Agreement by the Company, (iv) is later lawfully acquired by the Company from other sources, (v) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure, (vi) is required to be disclosed in the course of any litigation between any of the parties hereto and is disclosed in accordance with any protective order or confidentiality order or arrangement applicable thereto, or (vii) is independently developed by the Company without the use of any Parent Confidential Information; it being understood that the Company may disclose relevant information and knowledge to its employees and agents on a “need to know” basis, provided that the Company causes such employees and agents to treat such information and knowledge confidentially.

(c)           The Company agrees that it shall use the Parent Confidential Information solely for the purpose of effectuating the Contemplated Transactions, that the Parent Confidential Information shall be kept confidential and that the Company shall not disclose any of the Parent Confidential Information in any manner whatsoever except as permitted in Section 5.6.  The Company agrees to be responsible for any breach of Section 5.6 and agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure of the Parent Confidential Information.

(d)           In the event that the Company is requested or required (by deposition, interrogatories, requests for information or documents or other discovery mechanism in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Parent Confidential Information, the Company shall provide Parent with prompt written notice of any such request or requirement so that Parent may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by Parent, the Company is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Parent Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censure or penalty, the Company may, without liability hereunder, disclose to such court or tribunal only that portion of the Parent Confidential Information which such counsel advises the Company is legally required to be disclosed, provided that the Company exercises its commercially reasonable efforts to preserve the confidentiality of the Parent Confidential Information, including by cooperating with Parent to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Parent Confidential Information by such court or tribunal.

(e)           In the event this Agreement is terminated pursuant to Section 7.1 this Section 5.6 shall survive indefinitely and otherwise shall survive until the Effective Time.

5.7           Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) about the other party or their relationship or activities or regarding the terms of this Agreement and the Contemplated Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.8           Legal Requirements.  Subject to the provisions and provisos of Section 5.3, each of Parent, Merger Sub and the Company will, and will cause their respective Subsidiaries to, (a) take all requisite commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the Contemplated Transactions, (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Contemplated Transactions, and (c) subject to Section 5.3 take all requisite commercially reasonable actions necessary to obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.9           Employee Benefit Plans.  At the Effective Time the Company Stock Option Plans and each unvested outstanding option to purchase shares of Company Common Stock shall terminate and be cancelled.  If and to the extent necessary or required by the terms of the Company Stock Option Plans or any Company Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Options, (ii) provide notice to holders of Company Options under the OnPrem 1998 Stock Option Plan regarding the non-assumption and termination of such Company Options and (iii) amend the terms of its stock option plans, equity incentive plans or arrangements, to give effect to the provisions of this Section 5.9.

(a)           At the Effective Time the Company Stock Awards, as provided in Section 1.6(d), shall be assumed by Parent.  All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”), whether or not a Company Stock Award, shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio, and except that the repurchase rights may lapse in accordance with the Company’s 2003 Officers’ Change in Control Plan.

(b)           The Company shall take all action necessary to terminate, or cause to terminate, effective as of the day prior to the Effective Time, any Company Benefit Plan that is a 401(k) plan.  Unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company’s 401(k) plan has been terminated pursuant to resolutions of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date.

(c)           Within five business days following the date of this Agreement, the Company shall set forth on Section 5.9(c) of the Company Disclosure Schedule a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).  Within a reasonable period of time after the last business day of the month prior to the expected Closing Date and on or about the date five business days prior to the expected Closing Date, the Company shall revise Section 5.9(c) of the Company Disclosure Schedule to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

5.10         Listing of Additional Shares.  Prior to the Effective Time, Parent shall file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.2(b) and shall use reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market.

5.11         Indemnification.

(a)           All rights to indemnification under the Organizational Documents or indemnification contracts (in each case in effect on the date hereof) existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the “Indemnified Persons”) shall survive the Merger, and Parent shall cause the

Surviving Corporation to fulfill and honor in all respects such indemnification obligations for a period of six years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.  The provisions with respect to indemnification and exculpation from liability set forth in the Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b)           From the Effective Time until the sixth anniversary of the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation shall not be required to pay an aggregate premium for the Tail Policy (or for any substitute policies) in excess of 200% of the premium for the Existing Policy, and (iii) the Surviving Corporation shall not be required to maintain any Tail Policy by opposing rescission or attempting to obtain replacement coverage in the event of a rescission or attempted rescission by the insurer based, inter alia, on misrepresentation or concealment in any related insurance application and/or associated materials.  In the event any future premium for the Tail Policy (or any substitute policies) exceeds 200% of the premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to 200% of the premium for the Existing Policy.

(c)           The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

5.12         Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Company stockholders when due.

5.13         Stockholder Litigation.  Unless and until the Board of Directors of the Company has withdrawn the Company Board Recommendation, the Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against the Company and/or its directors relating to the Contemplated Transactions.

5.14         Injunctions or Restraints.  In the event an injunction or other order preventing the consummation of the Merger shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

5.15         Further Assurances.  Subject to Section 4.2 and Section 5.1, (a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the Contemplated Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

5.16         Tax Matters.

(a)           At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent will execute and deliver to Cooley Godward LLP (“CG”) and to DLAPRGC tax representation letters in customary form.  Parent, Merger Sub and the Company shall each confirm to CG and to DLAPRGC the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence.  Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.16, Parent will use its reasonable efforts to cause DLAPRGC to deliver to it, and the Company will use its reasonable efforts to cause CG to deliver to it, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.  In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.16.

(b)           The Company shall use its best efforts to obtain the legal opinion referred to in Section 6.2(d) below from its counsel.  In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations requested of Parent, Merger Sub and the Company necessary for counsel to render such tax opinions.

5.17         Intellectual Property Matters.

(a)           Upon the execution of this Agreement, the Company shall use commercially reasonable efforts to direct appropriate engineering resources to support a product roadmap developed and directed by Parent.

(b)           Solely in the event that this Agreement terminates for any reason other than by an action or inaction by Parent:

(i)            Subject to the intellectual property rights of the Company that existed prior to the date of this Agreement (the “Pre-existing Company IP Rights”), the intellectual property for the design and manufacture of new cards and related software conceived by Parent and jointly developed by the Company and Parent (the “Parent Cards”) will become the sole property of Parent.  If the Parent Cards utilize intellectual property that is subject to the Pre-existing Company IP Rights, the Company grants Parent a perpetual, non-exclusive, irrevocable license (the “Parent License”) to use such intellectual property, solely in the Parent Cards and future versions thereof.

(ii)           Parent will have the right to purchase (the “Parent Right to Purchase”), and the Company agrees to sell to Parent, from the Company, or the Company’s successor, the VantEdge family products on an OEM basis at standard cost plus 25% for a period of up to 18 months.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Stockholder Approval.  This Agreement and the Merger shall have been approved by the Required Company Stockholder Vote.

(b)           Registration Statement Effective.  The SEC shall have declared the Form S-4 Registration Statement effective; no stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall be in effect; and no proceeding for that purpose by the SEC shall be pending.

(c)           No Injunctions, Restraints or Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body seeking any of the foregoing be pending; and no action shall have been taken by any Governmental Body, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2           Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them prior to the Effective Time; and (iii) the Company shall have received a certificate of an appropriate officer of Parent certifying that the conditions set forth in this Section 6.2(a) are satisfied.

(b)           Listing of Additional Shares.  The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of The Nasdaq Stock Market.

(c)           D&O Tail Policy.  The Tail Policy referred to in Section 5.12(b) shall be effective as of the Closing Date.

(d)           Tax Opinion.  The Company shall have received a written opinion from its counsel in form and substance reasonably satisfactory to it, dated on or about the date of Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinion shall not have been withdrawn.

6.3           Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement shall have been true and correct on and as of the date of this Agreement, and the representations and warranties of the Company in Section 2.12 shall continue to be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it prior to the Effective Time, and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company certifying that the conditions set forth in this Section 6.3(a) are satisfied.

(b)           Third-Party Consents.  Parent shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under each material contract of the Company or any of its Subsidiaries set forth on Schedule 6.3(b).

(c)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition that would materially and adversely affect Parent’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Effective Time shall be in effect.

(d)           FIRPTA Matters.  At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b)

the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, this Agreement may be terminated and the Merger abandoned:

(a)           by mutual written consent of the parties, upon approval by the Boards of Directors of Parent and the Company;

(b)           by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before May 15, 2005 or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall, at the election of either party, be extended to July 15, 2005 if the Proxy Statement has not been mailed to the Company’s stockholders on or before March 15, 2005 because the Registration Statement had not by then been declared effective by the SEC and the failure of the Merger to occur on or before the Final Date has not principally been caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension; and provided, further, that the right to terminate under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a willful and material breach of this Agreement;

(c)           by either Parent or the Company, by written notice to the other party, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted;

(d)           by either Parent or the Company, by written notice to the other party, if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(e)           by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote), by written notice to the Company, if a Company Triggering Event shall have occurred;

(f)            by Parent, by written notice to the Company, if (i) any of the Company’s representations and warranties in the Agreement shall be inaccurate as of the date of this Agreement, or if any of the Company’s representations in Section 2.12 of this Agreement would be inaccurate if made as of the time of such notice, or the Company shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within 10 business days after receipt by the Company of written notice of such inaccuracy or breach; or

(g)           by the Company, by written notice to Parent, if (i) any of Parent’s representations and warranties in this Agreement shall be inaccurate as of the date of this Agreement, or Parent shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach shall not have been cured within 10 business days after receipt by Parent of written notice of such inaccuracy or breach.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided however that (a) the provisions of Section 5.6, Section 5.17 (if applicable) and Section 7.3, this Section 7.2 and ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from liability in connection with a willful or intentional breach of any of such party’s representations or warranties set forth in this Agreement or the breach of any such party’s covenants or agreements set forth in this Agreement.

7.3           Expenses and Termination Fees.

(a)           Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)           Notwithstanding Section 7.3(a), Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement and any amendments or supplements thereto and (B) any necessary filing by the parties hereto under any applicable antitrust law or regulation.

(c)           If this Agreement is terminated by Parent pursuant to Section 7.1(e), then (without limiting any obligation of the Company to pay any fees or expenses payable pursuant to Section 7.3(b)) the Company shall make a nonrefundable cash payment to Parent, within two business days after delivery by Parent to Company of notification of the amount thereof, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger.

(d)           If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

7.4           Amendment.  Subject to Section 251(d) of the DGCL, the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Non-Survival at Effective Time.  The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in ARTICLE I, Section 5.6 (Confidentiality), Section 5.7 (Public Disclosure), Section 5.9 (Employee Benefit Plans), Section 5.11 (Indemnification), Section 5.15 (Further Assurances), Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this ARTICLE VIII shall survive the Effective Time.

8.2           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be addressed to the intended recipient as set forth below):

(a)           if to Parent or Merger Sub, to:

TUT SYSTEMS, INC.
6000 SW Meadows Road
Lake Oswego, OR 97035
Attention:  Salvatore D’Auria

Telephone No.:  (971) 217-0400

Facsimile No.:   (971) 217-0456

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention:  Marty B. Lorenzo, Esq.
Telephone No.: (858) 677-1400
Facsimile No.: (858) 677-1401

(b)           if to the Company, to:

COPPER MOUNTAIN NETWORKS, INC.

10145 Pacific Heights Boulevard, Suite 530
San Diego, CA 92121
Attention:  Richard Gilbert
Telephone No.:  (858) 410-7100

Facsimile No:  (858) 410-7279

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA  92121

Attention: Lance W. Bridges, Esq.

Telephone No.:  (858) 550-6000

Facsimile No:  (858) 550-6420

and

Cooley Godward LLP

11951 Freedom Drive

Reston, VA  20190

Attention:  Mark D. Spoto, Esq.

Telephone No.: (703) 456-8000

Facsimile No.  (703) 456-8100

All notices so given shall be effective upon receipt, and shall in any event be deemed received (a)  upon delivery, if delivered by hand, (b) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) upon telephonic confirmation of delivery, if delivered by facsimile transmission.

8.3           Interpretation.

(a)           Prior to the Effective Time: (i) except as expressly provided in Section 5.17, nothing in this Agreement shall be construed as establishing a joint venture, strategic alliance, or license between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Agreement shall be construed to require Parent or any of its Subsidiaries to make any investment of cash or other property in or any loan to the Company or any of its Subsidiaries.

(b)           When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”  The phrase “provided to,” “furnished to,” and terms of similar import in this Agreement means that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided.  In this Agreement, the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 11, 2005.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, excluding the Confidentiality Agreement to the extent provided by Section 5.6 herein; (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (c) are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies.

8.6           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Disclaimer.  Parent and Merger Sub acknowledge that Raymond James & Associates, Inc. has been engaged solely by the Company to act as the Company’s financial advisor in connection with the Contemplated Transactions, and the Parent and Merger Sub disclaim and disavow any reliance upon Raymond James & Associates, Inc. in determining to pursue the Contemplated Transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TUT SYSTEMS, INC.

By:
Name:
Title:

COPPER MOUNTAIN NETWORKS, INC.

By:
Name:
Title:

WOLF ACQUISITION CORP.

By:
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND
PLAN OF REORGANIZATION

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings indicated below:

“Acquired Corporation” means the Company or any of its Subsidiaries.

“Acquired Corporations” means the Company and all of its Subsidiaries.

“Acquired Corporation Contract” means any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” means each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Proprietary Rights” means any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)           any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or

(b)           any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary coarse of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

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“Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Backlog” as of December 31, 2004, means (a) the dollar amount of all non-cancelable orders for products and services that (i) are not discounted in excess of historical discounts consistent with past practice, (ii) satisfy all criteria of the Company’s orders acceptance policy as it existed on December 31, 2004, as amended by the Company with Parent’s consent prior to the date of this Agreement (but excluding any orders for which an exception to the order acceptance policy was approved by an officer of the Company, regardless of whether the orders acceptance policy grants such officer authority to make such exceptions), and (iii) have not been invoiced, plus (b) all deferred revenue, as reflected in audited financial statements prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with the Company’s annual fiscal year-end audited financial statements, attributable to products and services that have been invoiced; provided, however, that (AA), for the avoidance of doubt, items that are included in the above clause (a) of this paragraph shall not be included in the above clause (b) of this paragraph, (BB) in the case of hardware and software, such products must have a scheduled ship date of no later than June 1, 2005 and (CC) in the case of software maintenance and support, consulting and training, such services must be scheduled to be performed within no later than June 1, 2005.

“CERCLA” has the meaning ascribed to it in Section 2.13.

“Certificate of Incorporation” has the meaning ascribed to it in Section 2.1.

“Certificate of Merger” has the meaning ascribed to it in Section 1.2.

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“COBRA” has the meaning ascribed to it in Section 2.15(d).

“Company” has the meaning ascribed to it in the forepart to this Agreement.

“Company Authorizations” has the meaning ascribed to it in Section 2.10.

“Company Balance Sheet” has the meaning ascribed to it in Section 2.6.

“Company Balance Sheet Date” has the meaning ascribed to it in Section 2.5.

“Company Board Recommendation” has the meaning ascribed to it in Section 5.2(b).

“Company Certificates” has the meaning ascribed to it in Section 1.7(c).

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“Company Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Company Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE II.

“Company Employee Plans” has the meaning ascribed to it in Section 2.15(a).

“Company ESPP” has the meaning ascribed to it in Section 2.2.

“Company Financial Statements” has the meaning ascribed to it in Section 2.4.

“Company Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Company Material Adverse Effect: (a) a decrease in the trading price of Company Common Stock; (b) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not materially and disproportionately affect the Company); (c) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the hiring of the Company’s employees by the Parent or any of the Parent’s affiliates prior to the Effective Time; (f) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (g) a failure in and of itself of results of operations of the Company and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Company after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Company Representatives” has the meaning ascribed to it in Section 4.2.

“Company SEC Documents” has the meaning ascribed to it in Section 2.4.

“Company Stock Option Plans” has the meaning ascribed to it in Section 1.6(c).

“Company Stockholders Meeting” has the meaning ascribed to it in Section 5.2(a).

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“Company Triggering Event” means:  (i) the failure of the board of directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company that is or becomes disclosed publicly and which can reasonably be determined to indicate that the board of directors of the Company does not support the Merger or does not believe that the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, in each case, within five business days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have accepted, approved, endorsed, recommended, or otherwise agreed to any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.2.

“Confidentiality Agreement” means the Mutual Non-disclosure Agreement, dated as of September 21, 2004, between the Company and Parent.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

 “DGCL” has the meaning ascribed to it in Section 1.1.

“Diluted Company Shares” means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time on an “as converted” and “as

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exercised” basis, including (i) all outstanding shares of Company Common Stock, plus (ii) the maximum number of shares of Company Common Stock issuable pursuant to the exercise of any outstanding options, warrants, subscription rights, and agreements or commitments to issue shares of Company Common Stock or issuable pursuant to the conversion of any outstanding Company debt or equity securities for which the exercise price, subscription price or conversion price is less than $1.25 per share of Company Common Stock.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

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(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA Affiliate” has the meaning ascribed to it in Section 2.15(a).

“ERISA” has the meaning ascribed to it in Section 2.15(a).

“Exchange Act” has the meaning ascribed to it in Section 2.4.

“Exchange Ratio” has the meaning ascribed to it in Section 1.6(a).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Final Date” has the meaning ascribed to it in Section 7.1(b).

“Foreign Plan” has the meaning ascribed to it in Section 2.15(j).

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“Form S-4 Registration Statement” or “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning ascribed to it in Section 2.4.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Parties” has the meaning ascribed to it in Section 5.11.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Knowledge” with respect to a party means such party’s actual knowledge after reasonable inquiry of officers, directors, vice presidents, persons of higher authority than, or equivalent authority to, a vice president, and all persons directly reporting to any of the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

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“Merger” has the meaning ascribed to it in the Recitals to this Agreement.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Merger Sub Common Stock” has the meaning ascribed to it in Section 1.6(d).

“NASD” has the meaning ascribed to it in Section 2.3.

“Off-Balance Sheet Arrangement” has the meaning ascribed to it in paragraph (a)(4)(ii) of Item 303 of Regulation S-K.

 “Order” means any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

“Organizational Documents” has the meaning ascribed to it in Section 2.1(c).

“Parent” has the meaning ascribed to it in the forepart to this Agreement.

“Parent Balance Sheet” has the meaning ascribed to it in Section 3.5.

“Parent Cards” has the meaning ascribed to it in Section 5.17(b)(i)

“Parent Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Parent Confidential Information” has the meaning ascribed to it in Section 5.6(b).

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE III.

“Parent Financial Statements” has the meaning ascribed to it in Section 3.4.

“Parent Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Parent Material Adverse Effect: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not materially and disproportionately affect Parent); (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by any matter

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for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Parent and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Parent after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Parent Right to Purchase” meaning ascribed to it in Section 5.17(b)(ii)

“Parent SEC Documents” has the meaning ascribed to it in Section 3.4.

“Patents” means the Issued Patents and the Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications and reexamination proceedings.

“Person” means any individual, Entity or Governmental Body.

“Pre-existing Company IP Rights” has the meaning ascribed to it in Section 5.17(b)(i).

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Raymond James Letter” has the meaning ascribed to it in the definition of Transaction Expenses.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Repurchase Options” has the meaning ascribed to it in Section 5.9(a).

“Required Company Stockholder Vote” has the meaning ascribed to it in Section 2.3(a).

“SEC” has the meaning ascribed to it in Section 2.3.

“Securities Act” has the meaning ascribed to it in Section 2.2.

“Subsidiary” and “Subsidiaries” mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a

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majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such person or by one or more of its subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not probable of being obtained by such third party.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.

“Tax Authority” means any Governmental Body responsible for the imposition of any Tax (domestic or foreign).

 “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae,

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composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service for which registrations has been obtained.

“Transaction Expenses” means the actual, reasonable, documented fees, costs and expenses incurred by the Company and payable to Raymond James & Associates, Inc. as financial advisor to the Company pursuant to its letter agreement with the Company dated as of August 30, 2004 (the “Raymond James Letter”), Cooley Godward LLP as outside legal counsel to the Company, and the Company’s outside accountants, in each case in connection with the negotiations leading to this Agreement, the negotiation and documentation of this Agreement (including due diligence in connection therewith), the performance of the Company’s obligations under this Agreement, and the consummation of the Merger and the other Contemplated Transactions, and expenses incurred in connection with printing the Company’s proxy materials and the Registration Statement, registration and filing fees in connection with the Registration Statement, the proxy materials and the listing of additional shares, and fees, costs and expenses associated with complying with applicable Blue Sky securities laws in connection with the Merger.  Fees, costs and expenses incurred by the Company in connection with legal, accounting and financial advisory work in the ordinary course of business shall not constitute Transaction Expenses, even though they may be incurred after the date hereof or during the pendency of this Agreement.

“Voting Agreements” has the meaning ascribed to it in the Recitals to this Agreement.

“WARN” has the meaning ascribed to it in Section 2.18(g).

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